UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 28, 2012

Midstates Petroleum Company, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35512	45-3691816
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4400 Post Oak Parkway, Suite 1900 Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 595-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Offering of Senior Notes

As previously disclosed, on September 13, 2012, Midstates Petroleum Company, Inc. (the “Company”) and its wholly owned subsidiary Midstates Petroleum Company LLC (“Midstates Sub” and, together with the Company, the “Issuers”) entered into a purchase agreement (the “Notes Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which they agreed to sell $600 million aggregate principal amount of the Issuers’ 10.75% senior notes due 2020 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering closed on October 1, 2012.

Indenture

The Notes are governed by an Indenture, dated October 1, 2012 (the “Indenture”), entered into by the Issuers with Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will mature on October 1, 2020. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2013. Certain of the Company’s future domestic subsidiaries will unconditionally guarantee, on a senior basis, the Issuers’ obligations under the Notes and all obligations under the Indenture.

Optional Redemption

On or after October 1, 2016, the Issuers may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest (as defined in the Indenture), if any, on the Notes redeemed, to, but not including, the applicable redemption date on such Notes, if redeemed during the 12-month period beginning on October 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016	105.375%
2017	102.688%
2018 and thereafter	100.000%

At any time prior to October 1, 2015, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the net proceeds of a public or private equity offering at a redemption price of 110.750% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the date of redemption, provided that: (1) at least 50% of the aggregate principal amount of the Notes issued under the Indenture (excluding Notes held by the Company and its subsidiaries, including Midstates Sub) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 180 days of the date of the closing of such public or private equity offering.

In addition, at any time before October 1, 2016, the Issuers may on any one or more occasions redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium (as defined in the Indenture) at the redemption date, plus any accrued and unpaid interest and Additional Interest (as defined in the Indenture), if any, to, but not including, the redemption date.

Certain Covenants

The Indenture contains covenants that, among other things, restrict the Company’s ability to: (i) incur additional indebtedness, guarantee indebtedness or issue certain preferred shares; (ii) make loans, investments and other restricted payments; (iii) pay dividends on or make other distributions in respect of, or repurchase or redeem, capital stock; (iv) create or incur certain liens; (v) sell, transfer or otherwise dispose of certain assets; (vi) enter into certain types of transactions with the Company’s affiliates; (vii) consolidate, merge or sell substantially all of the Company’s assets; (viii) prepay, redeem or repurchase certain debt; (ix) alter the business the Company conducts and (x) enter into agreements restricting the ability of the Company’s subsidiaries to pay dividends. These covenants are subject to important exceptions and qualifications. However, at any time when the Notes are rated investment grade by both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default or Event of Default, each as defined in the Indenture, has occurred and is continuing, many of these covenants will be suspended.

Upon the occurrence of certain change of control events, as defined in the Indenture, each holder of the Notes will have the right to require that the Issuers repurchase all or a portion of such holder’s Notes in cash at a purchase price equal to 101% of the aggregate principal amount thereof plus any accrued and unpaid interest to the date of repurchase.

Registration Rights Agreement with respect to the Notes

In connection with the private placement of the Notes, on October 1, 2012, the Issuers entered into a Registration Rights Agreement (the “Notes Registration Rights Agreement”) with the Initial Purchasers obligating the Issuers to use reasonable best efforts to file an exchange registration statement with the Securities and Exchange Commission (the “Commission”) so that holders of the Notes can offer to exchange the Notes issued in the Notes offering for registered notes having substantially the same terms as the Notes and evidencing the same indebtedness as the Notes. Under certain circumstances, in lieu of a registered exchange offer, the Issuers must use reasonable best efforts to file a shelf registration statement for the resale of the Notes. If the Issuers fail to satisfy these obligations on a timely basis, the annual interest borne by the Notes will be increased by up to 1.0% per annum until the exchange offer is completed or the shelf registration statement is declared effective.

The foregoing descriptions of the Indenture, the Notes and the Notes Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Indenture (including the form of Notes attached as an exhibit thereto) and the Notes

Registration Rights Agreement, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this report and are incorporated herein by reference, and of the Notes Purchase Agreement, a copy of which was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on September 14, 2012, and is incorporated herein by reference.

Eagle Registration Rights Agreement

On October 1, 2012, in connection with the closing of the Eagle Energy Acquisition (as defined below), the Company, Eagle Energy Production, LLC (“Eagle”), FR Midstates Interholding, LP (“FRMI”) and certain of our other stockholders entered into a Registration Rights Agreement (the “Eagle Registration Rights Agreement”), pursuant to which the Company has agreed to register the sale of shares of our common stock under the circumstances described below. The provisions relating to registration rights in the Eagle Registration Right Agreement supersede the provisions relating to registration rights contained in the Stockholders’ Agreement (the “Stockholders’ Agreement”), dated April 24, 2012, among Midstates, FRMI and certain of our other stockholders. The full text of the Stockholders’ Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on April 25, 2012.

At any time after the conversion of the Preferred Stock (as defined below) into the Company’s common stock (with respect to Eagle) or October 25, 2012 (with respect to FRMI), Eagle or FRMI, as applicable, has the right to require us by written notice to register the sale of any number of their shares of common stock. We are required to provide notice of the demand request within 30 days following receipt of such demand request to all stockholders party to the Eagle Registration Rights Agreement to allow for inclusion of such other stockholders’ common stock. Eagle and FRMI each have the right to cause up to an aggregate of six such demand registrations. In no event shall more than one demand registration occur within six months after the effective date of a registration statement filed pursuant to a demand request or within 60 days prior to our good faith estimate of the date of an offering and 180 days after the effective date of a registration statement we file.

If, at any time, we propose to register an offering of common stock (subject to certain exceptions) for our own account, then we must give prompt notice (subject to reduction to one business day’s notice in connection with certain offerings) to all stockholders party to the Eagle Registration Rights Agreement to allow them to include a specified number of their shares in that registration statement.

These registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. The obligations to register shares under the Eagle Registration Rights Agreement will terminate when no registrable shares (as defined in the Eagle Registration Rights Agreement) remain outstanding.

The foregoing description of the Eagle Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Eagle Registration Rights Agreement, which is filed as Exhibit 4.3 to this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on August 11, 2012, the Company and Midstates Sub entered into an Asset Purchase Agreement (the “Eagle Purchase Agreement”) with Eagle, pursuant to which Midstates Sub agreed to acquire certain interests in producing oil and natural gas assets, unevaluated leasehold acreage in Oklahoma and Kansas and the related hedging instruments (the “Eagle Energy Acquisition”). On October 1, 2012, Midstates Sub completed the Eagle Energy Acquisition for an aggregate purchase price consisting of (a) $325,000,000 in cash and (b) 325,000 shares of Series A Preferred Stock of the Company with an initial liquidation preference of $1,000 per share (the “Preferred Stock”), subject to adjustments for expenses incurred and revenues received by Eagle since June 1, 2012, the effective date of the Eagle Energy Acquisition, and other customary post-closing purchase price adjustments (the “Eagle Purchase Price”). The cash portion of the purchase price was funded with proceeds from the sale by the Company and Midstates Sub of the Notes.

With the closing of the Eagle Energy Acquisition, pursuant to the Assignment and First Amendment to the Second Amended and Restated Credit Agreement among the Company, as parent, Midstates Sub, as borrower, SunTrust Bank, N.A., as administrative agent, and the other lenders and parties party thereto (as amended, the “First Amendment”), the Second Amended and Restated Credit Facility dated as of June 8, 2012 among the Company, as parent, Midstates Sub, as borrower, SunTrust Bank, N.A., as administrative agent, and the other lenders and parties party thereto (as amended, the “Credit Facility”) has automatically been amended to, among other things, (a) accommodate the issuance, incurrence and/or compliance with the terms of the Preferred Stock and the Notes, (b) increase the allowance for the incurrence of certain unsecured indebtedness from $275 million to $600 million without a corresponding reduction in the borrowing base and (c) provide for an initial borrowing base of $250 million. With the closing of the Eagle Energy Acquisition, the Credit Facility will now mature on October 1, 2017.

The foregoing summary of the Eagle Purchase Agreement and the Eagle Energy Acquisition does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Eagle Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K on August 13, 2012, and is incorporated herein by reference. The foregoing summary of the First Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Amendment, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on September 12, 2012, and the Amendment to the First Amendment, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on September 27, 2012, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information regarding the private placement of the Notes set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

On October 1, 2012, the Company completed the Eagle Energy Acquisition. Pursuant to the Eagle Purchase Agreement, the Company acquired certain interests in producing oil and natural gas assets, unevaluated leasehold acreage in Oklahoma and Kansas and the related hedging instruments in exchange for the Eagle Purchase Price. The cash portion of the consideration was paid using a portion of the net proceeds from the sale of the Notes. The Preferred Stock issued to Eagle was issued in a private placement exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D.

The information regarding the terms of the conversion of the Preferred Stock set forth in Item 5.03 of this report is incorporated by reference into this Item 3.02

Item 3.03 Material Modifications to Rights of Security Holders

The information set forth in Item 5.03 of this report is incorporated by reference into this Item 3.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the closing of the Eagle Energy Acquisition, and pursuant to the terms of the Certificate of Designations (as defined below), on October 1, 2012 the holders of the Preferred Stock, voting as a single class by unanimous written consent in lieu of a meeting, elected Robert Tichio as a member of the Company’s Board of Directors. Mr. Tichio is expected to be assigned as a Class I director. Mr. Tichio is a managing director of Riverstone Holdings, LLC, which controls Eagle, the holder of the Preferred Stock. The information set forth in Item 5.03 of this report regarding the rights of the holders of the Preferred Stock to elect a member of the Company’s Board of Directors is incorporated by reference into this Item 5.02.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Eagle Energy Acquisition, on September 28, 2012, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations (the “Certificate of Designations”) to designate the Preferred Stock as Series A Mandatorily Convertible Preferred Stock. The following is a summary of the material terms of the Preferred Stock set forth in the Certificate of Designations.

The shares of Preferred Stock have an initial liquidation value of $1,000 per share. The Preferred Stock will not become convertible into shares of the Company’s common stock until the 21st day after the date on which the Company mails to its stockholders an information statement regarding the issuance of the Preferred Stock, and the holders of the Preferred Stock may not convert before October 1, 2013. After such time, the Preferred Stock may be converted, in whole but not in part, at the option of the holders of a majority of the outstanding shares of Preferred Stock, into a number of shares of the Company’s common stock calculated by dividing the then-current liquidation preference by the conversion price of $13.50 per share. In addition, the Preferred Stock will be subject to mandatory conversion into shares of the Company’s common stock on September 30, 2015 at a conversion price no greater than $13.50 per share and no less than $11.00 per share. Dividends on the Preferred Stock will accrue at a rate of 8.0% per annum, payable semiannually, at the Company’s sole option, in cash or through an increase in the liquidation preference. The Preferred Stock will also have the other rights and terms set forth on the Certificate of Designations, including voting rights that are similar to those belonging to holders of our common stock on an as-converted basis (except with respect to the election of directors and the approval of certain transactions where the holders of the Preferred Stock would be entitled to consideration at least equal to the liquidation preference) until such time as holders of the Preferred Stock are permitted to convert their shares into common stock and the market price of the Company’s common stock is above the conversion price for 15 consecutive trading days. In addition, the holders of the Preferred Stock will have the right, subject to the terms and conditions set forth in the Certificate of Designations, to elect one member of the board of directors, and to approve certain corporate actions, including the following:

•	the creation or issuance of any class of capital stock senior to or on parity with the Preferred Stock;

•

the redemption, acquisition or purchase by the Company of any of its equity securities, other than a repurchase from an employee or director in connection with such person’s termination or as provided in the agreement pursuant to which such equity securities were issued;

•	any change to the Company’s certificate of incorporation or bylaws that adversely affects the rights, preferences, privileges or voting rights of the holders of the Preferred Stock;

•

acquisitions or dispositions for which the amount of consideration exceeds 20% of the Company’s market capitalization in any single transaction or 40% of the Company’s market capitalization for any series of transactions during a calendar year;

•	entering into certain transactions with affiliates, other than transactions that do not exceed, in the aggregate, $10 million in any calendar year;

•

certain corporate transactions unless the holders of the Preferred Stock would receive consideration consisting solely of cash and/or marketable securities with an aggregate fair market value equal to or greater than the liquidation preference on such shares of Preferred Stock; and

•	any increase or decrease in the size of the Company’s board of directors.

The Preferred Stock will rank senior to the Company’s common stock with respect to dividend rights. The issuance of the Preferred Stock to Eagle pursuant to the Eagle Purchase Agreement has been approved the Company’s stockholders holding a majority of the outstanding shares of the Company’s common stock.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, which is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On October 1, 2012, the Company issued a press release announcing the closing of the Eagle Energy Acquisition and the closing of the private placement of the Notes. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference.

The information in the press release is being furnished, not filed, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, the information in the press release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER		DESCRIPTION

3.1	—	Certificate of Designations of Series A Mandatorily Convertible Preferred Stock of Midstates Petroleum Company, Inc.

4.1	—	Indenture, dated October 1, 2012, by and among the Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and the Well Fargo Bank, National Association, as trustee, governing the Notes.

4.2	—	Registration Rights Agreement, dated October 1, 2012, by and among the Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein, relating to the Notes.

4.3	—	Registration Rights Agreement, dated October 1, 2012, by and among the Midstates Petroleum Company, Inc., Eagle Energy Production, LLC, FR Midstates Interholding, LP and certain other of the Company’s stockholders.

99.1	—	Press Release, dated October 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: October 2, 2012

	By:	/s/ Eric J. Christ
Eric J. Christ
Assistant Corporate Secretary

EXHIBIT INDEX

No.	Description

3.1	Certificate of Designations of Series A Mandatorily Convertible Preferred Stock of Midstates Petroleum Company, Inc.

4.1	Indenture, dated October 1, 2012, by and among the Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and the Well Fargo Bank, National Association, as trustee, governing the Notes.

4.2	Registration Rights Agreement, dated October 1, 2012, by and among the Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein, relating to the Notes.

4.3	Registration Rights Agreement, dated October 1, 2012, by and among the Midstates Petroleum Company, Inc., Eagle Energy Production, LLC, FR Midstates Interholding, LP and certain other of the Company’s stockholders.

99.1	Press Release, dated October 1, 2012.